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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 30, 2002

ANGELO AND MAXIE'S, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of other jurisdiction of Incorporation or organization)	1-9684 (Commission File Number)	33-0147725 (I.R.S. Employer Identification No.)

640 North LaSalle, Suite 295, Chicago, Illinois 60610
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code    (312) 266-1100

(Former name or former address, if changed since last report.)

ITEM 2. ACQUISITION OR DISPOSITION

        Angelo and Maxie's, Inc. (formerly known as Chart House Enterprises, Inc.) (the "Registrant") previously filed a report on Form 8-K on May 21, 2002, announcing that it had entered into an agreement to sell 38 Chart House restaurants and one Peohe's restaurant (the "Chart House Business") to Landry's Restaurants, Inc. The sale was completed as of July 30, 2002. In connection with the sale, the Registrant received approximately $55.3 million, consisting of cash and the assumption of certain current liabilities. $2.5 million of the sale proceeds were deposited in escrow pending receipt of certain landlord consents.

        The sale received the approval of the Registrant's stockholders at a special meeting of stockholders held on July 30, 2002. At the special meeting, the Registrant's stockholders also approved the change of the Registrant's name from Chart House Enterprises, Inc. to Angelo and Maxie's, Inc. The purchase agreement provides for, among other things, post-closing adjustments to the consideration received to account for any differences between actual and estimated purchased current assets, assumed current liabilities, and certain prorated expenses. Any such post-closing adjustments will be treated, when made, as adjustments to the cash consideration received by the Registrant.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        In accordance with Item 7(b)(2) of Form 8-K, financial statements required by Item 7(b) of Form 8-K shall be filed by amendment as soon as practicable and in no event later than 60 days after the filing date of this Report on Form 8-K.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ANGELO AND MAXIES, INC. (Registrant)
Date: August 14, 2002	By:	/s/ KENNETH R. POSNER Kenneth R. Posner President and Chief Financial Officer

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  ITEM 2. ACQUISITION OR DISPOSITION
  ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES